As filed with the Securities and Exchange Commission on February 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F5 NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation or organization)

91-1714307

(I.R.S. Employer Identification No.)

401 Elliott Avenue West, Seattle, Washington 98119

(Address of Principal Executive Offices)

F5 Networks, Inc. Assumed LineRate Systems, Inc. Third Amended and Restated 2009 Equity

Incentive Plan

F5 Networks, Inc. LineRate Acquisition Equity Incentive Plan

(Full Title of the Plans)

Jeffrey A. Christianson

F5 Networks, Inc.

401 Elliott Avenue West

Seattle, WA 98119

(Name and Address of Agent for Service)

(206) 272-5555

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	301,478 shares	$101.17	$30,500,529.26	$4,160.27

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of common stock of the registrant that become issuable under the F5 Networks, Inc. Assumed LineRate Systems, Inc. Third Amended and Restated 2009 Equity Incentive Plan (the “LineRate 2009 Plan”) or the F5 Networks, Inc. LineRate Acquisition Equity Incentive Plan (the “LineRate Acquisition Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding common shares of the registrant. The amount to be registered includes 201,478 shares that may be issued pursuant to the LineRate 2009 Plan and 100,000 shares that may be issued pursuant to the LineRate Acquisition Plan.
(2)	Computed in accordance with Rule 457(h) and Rule 457(c), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock of the registrant as reported by The Nasdaq Stock Market on February 14, 2013.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by F5 Networks, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) Annual Report on Form 10-K for the year ended September 30, 2012;

(b) Quarterly Report on Form 10-Q for the quarter ended December 31, 2012;

(c) Current Reports on Form 8-K filed January 7, 2013 and January 23, 2013; and

(d) the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed May 11, 1999 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendments or reports filed for the purposes of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23.B.08.603 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

The Company’s Second Amended and Restated Articles of Incorporation, as amended, and Third Amended and Restated Bylaws contain provisions permitting the Company to indemnify its directors and officers to the full extent permitted by Washington law. In addition, the Company’s Second Amended and Restated Articles of Incorporation, as amended, contain a provision implementing, to the fullest extent permitted by Washington law, the above limitations on a director’s liability to the Company and its shareholders. The Company has entered into certain indemnification agreements with its directors and certain of its officers, the form of which is attached as Exhibit 10.1 to its Registration Statement on Form S-1 (File No. 333-75817). The indemnification agreements provide the Company’s directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA. The directors and officers of the Company also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Company for this purpose.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Second Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, File No. 333-75817).

4.2	Articles of Amendment (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed August 13, 2007).

4.3	Third Amended and Restated Bylaws (Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended December 31, 2008).

4.4	Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-75817).

5.1	Opinion of K&L Gates LLP.

10.1	F5 Networks, Inc. Assumed LineRate Systems, Inc. Third Amended and Restated 2009 Equity Incentive Plan.

10.2	F5 Networks, Inc. LineRate Acquisition Equity Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of K&L Gates LLP (Included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (Included on the signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 20, 2013.

F5 NETWORKS, INC.

By:	/s/ John McAdam
John McAdam, Chief Executive Officer and President

Power of Attorney

Each person whose signature appears below constitutes and appoints John McAdam or Jeffrey Christianson, or either of them, his true and lawful attorney-in-fact, with the power of substitution and resubstitution, for him in his name, place or stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and their agents or substitutes, may lawfully do or lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John McAdam	Chief Executive Officer, President, and Director (principal executive officer)	February 20, 2013
John McAdam

/s/ Andy Reinland	Executive Vice President, Chief Financial Officer (principal financial and accounting officer)	February 20, 2013
Andy Reinland

	Director	February , 2013
A. Gary Ames

/s/ Deborah L. Bevier	Director	February 20, 2013
Deborah L. Bevier

/s/ Jonathan Chadwick	Director	February 20, 2013
Jonathan Chadwick

	Director	February , 2013
Sandra Bergeron

/s/ Alan J. Higginson	Director	February 20, 2013
Alan J. Higginson

/s/ Michael Dreyer	Director	February 20, 2013
Michael Dreyer

/s/ Steve Smith	Director	February 20, 2013
Steve Smith

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Second Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, File No. 333-75817).

4.2	Articles of Amendment (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed August 13, 2007).

4.3	Third Amended and Restated Bylaws (Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended December 31, 2008).

4.4	Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-75817).

5.1	Opinion of K&L Gates LLP.

10.1	F5 Networks, Inc. Assumed LineRate Systems, Inc. Third Amended and Restated 2009 Equity Incentive Plan.

10.2	F5 Networks, Inc. LineRate Acquisition Equity Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of K&L Gates LLP (Included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (Included on the signature page of this Registration Statement).